Exhibit 10.2

ACCOUNTS PAYABLE PAYMENT PLAN

THIS ACCOUNTS PAYABLE PAYMENT PLAN ("Agreement") dated as of July 23, 2012, is made and entered into by and between Donald W. Rowley, (“Employee") and DECISIONPOINT SYSTEMS, INC., a Delaware corporation ("Company").

I.           ACKNOWLEDGMENTS

Employee and Company acknowledge the following facts as the basis for entering into this Accounts Payable Payment Plan:

A.           The Company owes accounts payable including accrued interest as of July 31, 2012 due to the Employee with an outstanding balance of EIGHT HUNDRED NINETY THOUSAND SIX HUNDRED THIRTY THREE DOLLARS ($890,633).

B.           The parties recognize that a plan of payment of the amount outstanding is in both parties best interests to avoid disputes.

C.           By the terms of this Agreement, Employee and Company intend that all claims they have or may have against each other related to the accounts payable balance shall be forever discharged and released upon payment in full of the accounts payable balance plus any accrued interest.

D.           Based upon the foregoing, Employee and Company agree as set forth below.

II.           CONSIDERATION

A.           The Company agrees to pay interest monthly, in arrears (starting on August 1, 2012) to the Employee with interest computed daily on the outstanding balance hereunder, at an annual interest rate of twenty-five percent (25%).  While the Company may make earlier payments, on the outstanding balance of EIGHT HUNDRED NINETY THOUSAND SIX HUNDRED THIRTY THREE DOLLARS ($890,633), after recognizing that the accrued interest through July 31, 2012 has been paid as of the date of this Agreement; commencing May 1, 2013, the Company will make payments of THIRTY-SIX THOUSAND DOLLARS ($36,000.00) per month, due on the 1st of each month, to Employee to be applied first to the interest due and then towards the outstanding accounts payable balance.

B.           In the event that any monthly payment is not paid by the fifteenth (15th) of each month (“Grace Period”), then upon the first occurrence of a late payment the interest rate on the outstanding accounts payable balance will change to thirty-five percent (35%).  After four (4) consecutive monthly payments, which are paid by the Grace Period after first late payment, then the interest rate will change to twenty-five percent (25%).  Upon the second occurrence of a payment past the Grace Period then the interest rate will change to thirty-five percent (35%) and remain at that rate until the accounts payable balance is paid in full.

C.           All payments under this Agreement will be paid to Employee by wire transfer or ACH to the account provided by Employee.  Employee will provide timely notification of any change to the wire transfer or ACH instructions.

III.           PROVISIONS

A.           The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.  This Agreement shall survive termination of any arrangements contained herein.

B.           Employee hereby warrants that prior to the execution of this Accounts Payable Payment Plan he was given the opportunity to consult with an attorney of his own choosing and to review the contents and the legal effect of this Agreement with an attorney and is executing this Agreement voluntarily, with full and complete knowledge of the legal and binding effect of this Agreement.

C.           This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the rules governing the conflicts of law.

D.           It is further agreed for the above consideration that Employee and Company will bear their own costs, expenses and attorneys' fees in connection with this Agreement and all the events and circumstances, which form the basis for execution of this Agreement.  Employee’s costs, expenses and attorney’s fees in connection with collecting Employee’s accounts payable will be the responsibility of the Company and paid by the Company, in the event the Company breaches any payment obligations hereunder.

Executed at	Irvine,	CA.,
	(City)	(State)
this 23rd day of July, 2012.

/s/ Donald W. Rowley
(Donald W. Rowley)

Executed at	Irvine,	CA.,
	(City)	(State)
this 23rd day of July, 2012.

/s/ Nicholas Toms
Nicholas Toms

(For Company)

Chief Executive Officer
(Title)

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